Exhibit 3.140

AMENDED & RESTATED OPERATING AGREEMENT

FOR

CENTURY AT TANGLEWOOD, LLC

a Colorado limited liability company

This AMENDED & RESTATED OPERATING AGREEMENT (“Operating Agreement”) is made and entered into as of January 13, 2017, by and among CENTURY AT TANGLEWOOD, LLC, a Colorado limited liability company (“Company”), CENTURY LAND HOLDINGS, LLC, a Colorado limited liability company, hereinafter referred to as the “Member”, and HORIZON BUILDING SERVICES, LLC, a Colorado limited liability company, hereinafter referred to as “Manager.” This Operating Agreement supersedes all prior understandings, agreements (including any prior operating agreement), representations, warranties, arrangements, understandings and negotiations by or between the parties, whether written or oral.

WITNESSETH:

IT IS AGREED, in consideration of the promises, covenants, performance, and mutual consideration herein as follows:

ARTICLE I.

FORMATION OF COMPANY

1.1. Articles of Organization. This Company is organized pursuant to the provisions of the COLORADO LIMITED LIABILITY COMPANY ACT (the “Act”, codified in Colorado Revised Statues §7-80-101 et seq. as it may be amended from time to time) and pursuant to Articles of Organization filed with the Secretary of State on January 11, 2017 (under the name “Century at Collier’s Hill, LLC”) and Articles of Amendment filed with the Secretary of State on January 13, 2017 (to change the Company’s name to “CENTURY AT TANGLEWOOD, LLC”).The rights and obligations of the Company and the Members shall be provided in this Operating Agreement.

1.2. Conflict between Articles of Organization and this Operating Agreement. If there is any conflict between the provisions of the Articles of Organization (as amended) and this Operating Agreement, the terms of the Articles of Organization (as amended) shall control.

1.3. Purpose. The Company has been formed to acquire, finance, manage, improve, sell, transfer, convey, lease, exchange or otherwise dispose of, operate, encumber, and hold and otherwise deal in real and personal property of all kinds and securities, limited partnership interests, general partnership interests, corporate securities, promissory notes, choses in action and deeds of trust and other instruments from time to time, and to engage in any and all activities related or incidental thereto and to engage in any other business activities that it may lawfully do so in order to carry out its purposes, the Company is empowered and authorized to do any and all acts and things appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purpose and for the profits and benefits of the Company.

1.4. Tax Treatment. During such time as there is only one Member of the Company, the Company shall be treated as a disregarded entity for federal income tax purposes.

ARTICLE II.

CAPITAL CONTRIBUTION

2.1. Initial Contribution. The capital contributions to be made by the Member and with which the Company shall begin business are as follows:

Member Name	Contribution	Membership Interest
Century Land Holdings, LLC	$1,000.00	100%

2.2. Additional Capital Contributions. No Member shall be required to make additional capital contributions. A Member may make additional capital contributions to the Company.

2.3. Loans. The Company may, as determined by the Manager, borrow money from one or any Manager, Member, or third person upon such terms and conditions as the Manager shall determine in its sole discretion.

ARTICLE III.

ALLOCATION OF PROFIT AND LOSS;

DISTRIBUTIONS

3.1. Allocations. All income, gains, losses, credits and deductions shall be allocated to and reported to the Member in accordance with the Member’s Membership Interest as a sole proprietor for federal income taxes.

3.2. Distributions. All distributable cash (as determined by the Manager) shall be distributed to the Member in proportion to its relative Membership Interest.

ARTICLE IV.

MEMBERS

4.1. The rights, duties and responsibilities of the Member shall be governed by the Act. Such provisions are hereinafter incorporated into this Operating Agreement by reference.

4.2. No Member except one who shall also be a Manager may participate in or have any control over the Company business or have any authority or right to act for or bind the Company. The Member hereby consents to the exercise by the Manager of the powers conferred on the Manager by this Operating Agreement.

ARTICLE V.

MANAGER

5.1. Rules relating to the rights, duties and responsibilities of the Managers shall be governed by the Act. Such provisions are hereinafter incorporated into this Operating Agreement by reference. Without limiting the generality of the foregoing, the Manager shall have the powers set forth in Paragraph 5.3 below.

5.2. Number of Managers. The initial number of Managers shall be one (1) Manager. The number of Managers may be changed by the vote or consent of the Member.

5.3. Rights, Powers and Duties of Manager. The business and affairs of the Company shall be managed exclusively by the Manager.

(a) Management and Control of the Company. The Manager shall direct, manage and control the business of the Company to the best of such Manager’s ability and shall have full and complete authority, power and discretion to make any and all decisions and to do any and all things which the Manager shall deem to be reasonably required in light of the Company’s business and objectives.

(1) No Member except one who shall also be a Manager may participate in or have any control over the Company business or have any authority or right to act for or bind the Company. The Member hereby consents to the exercise by the Manager of the powers respectively conferred on it by this Operating Agreement.

(2) The Manager may, if appropriate, establish, if Company funds are available, reserves for working capital and for payment of taxes, insurance, debt service, repairs, replacements or renewals, or other costs and expenses incident to the operation of the Company and the property of the Company and for such other purposes as the Manager may determine and thereafter shall maintain such reserves in such amounts as the Manager deems appropriate under the circumstances to the extent that any such reserves are not in conflict with any other provisions of this Operating Agreement regarding any required disbursements.

(b) Authority of the Manager. The Manager for, and in the name and on behalf of the Company, is hereby authorized to:

(1) execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the purchase, financing, development, management, operation and disposition of the Company and its property or any portion thereof;

(2) employ on behalf of the Company agents, employees, accountants, lawyers, clerical help and such other assistance and services as the Manager may deem proper and to pay therefor such remuneration as the Manager may deem reasonable and appropriate;

(3) pay insurance premiums, property taxes and other amounts necessary or appropriate to the management, administration, conservation, improvement, development or operation of the Company and its property;

(4) make and enter into such agreements and contracts with such parties and to give such receipts, releases and discharges with respect to any and all of the foregoing and any matters incident thereto as the Manager may deem advisable or appropriate;

(5) sue and be sued, complain and defend in the name of and on behalf of the Company;

(6) operate, maintain, finance, approve, construct, own, grant options with respect to, sell, convey, assign, mortgage and lease any real estate or personal property necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(7) borrow money and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Company and secure the same by mortgage, pledge or other lien on any property;

(8) execute, in furtherance of any and all of the purposes of the Company, any deed, easement, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract or other instrument purporting to convey or encumber any or all of the property of the Company;

(9) care for and distribute funds to the Member by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Operating Agreement, and to perform all matters in furtherance of the objectives of the Company or this Operating Agreement;

(10) purchase from or through others contract, liability, casualty or other insurance for the protection of the properties or affairs of the Company, or the Member, or for any purpose convenient or beneficial to the Company;

(11) pay all taxes, licenses or assessments of whatever kind or nature imposed upon or against the Company or its property, and for such purposes, to make such returns and to do other such acts or things as may be deemed necessary and advisable by the Company; to perform all acts and duties relating to the payment of all indebtedness, taxes and assessments; and to negotiate and enter into such agreements deemed necessary and advisable to operate the Company and its property;

(12) engage in any kind of activity and to perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each State in which the Company is then formed or qualified to do business.

(c) Manager’s Certificate. Any person dealing with the Company or the Manager may rely upon a certificate signed by the Manager with respect to one or more of the following:

(1) the identity of any Manager or Member hereof;

(2) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a Manager or in any other manner germane to the affairs of the Company;

(3) the persons who are authorized to execute and deliver any instrument or document of the Company; or

(4) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or any Member.

5.4. Officers. The Manager may appoint officers for Company (“Officers”). Officers shall perform the duties designated by the Manager and shall have those powers authorized by the Manager. Officers serve at the pleasure of the Manager, so the Manager may remove or replace any Officer at its Discretion. The following initial Officers for the Company are hereby appointed:

Name	Title
DALE FRANCESCON	Co-CEO and President
ROBERT J. FRANCESCON	Co-CEO and President
DAVID MESSENGER	Vice President
LIESEL COOPER	Vice President
KEN RABEL	Vice President
DARREN DUPREE	Vice President

Each Officer is authorized to sign any document on behalf of the Company without the need for other signatures.

ARTICLE VI.

WITHDRAWAL OF A MEMBER

6.1. Withdrawal of a Member. For purposes of this Operating Agreement, a “Withdrawn Member” is a member who is bankrupt, has resigned, or has retired (a “Withdrawal Event”). Upon a Withdrawal Event, the Withdrawn Member or any successor in interest to the Withdrawn Member shall become an Assignee of the Withdrawn Member’s Membership Interest in the Company.

6.2. Rights of Assignee. The Assignee of a Membership Interest shall be entitled to receive distributions and profits and losses attributable to the Membership Interest in the Company, but in no event shall the Assignee have the right to participate in, or interfere with, the management or administration of the Company’s business or affairs or become a substitute Member unless permitted to do so by a unanimous vote of the other Members. However, if the Withdrawn Member was the sole member of the Company, then, in order to prevent dissolution of the Company pursuant to Section 7-80-801(1)(c) of the Act, the Assignee of such Withdrawn Member shall automatically become a member of the Company effective as of the Withdrawal Event of such sole member.

ARTICLE VII.

DISSOLUTION

7.1. Dissolution. The Company shall be dissolved and its assets distributed as provided in the Act, subject to the provisions of this Operating Agreement (see, e.g. §6.2 above).

ARTICLE VIII.

DISSOLUTION OF A MEMBER

8.1. Dissolution of a Member. Upon the dissolution of a Member, Membership Interests owned by the dissolved entity may be voted by successors in interest, either in person or by proxy without a transfer of such Membership Interests into the name of the successors in interest

ARTICLE IX.

MISCELLANEOUS PROVISIONS

9.1. Inurement. This Operating Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns, and each person entering into this Operating Agreement acknowledges that this Operating Agreement constitutes the sole and complete representation made to him or her regarding the Company, its purpose and business, and that no oral or written representations or warranties of any kind or nature have been made regarding the proposed investments, nor any promises, guarantees, or representations regarding income or profit to be derived from any future investment.

9.2. Modification. This Operating Agreement may be modified from time to time as necessary only by the written agreement of the Company, acting through the vote or consent of its Manager, and the Member.

9.3. Severability. The provisions of this Operating Agreement are severable and separate, and if one or more is voidable or void by statute or rule of law, the remaining provisions shall be severed therefrom and shall remain in full force and effect.

9.4. Governing Law. This Operating Agreement and its terms are to be construed according to the laws of the State of Colorado.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seals as of the day first written above.

COMPANY:	CENTURY AT TANGLEWOOD, LLC, a Colorado limited liability company

	By:	/s/ Liesel Cooper
	Name:	Liesel Cooper
	Title:	Vice President

MEMBER:	CENTURY LAND HOLDINGS, LLC, a Colorado limited liability company

	By:	/s/ David Messenger
	Name:	David Messenger
	Title:	Vice President

MANAGER:	HORIZON BUILDING SERVICES, LLC, a Colorado limited liability company

By: CENTURY LAND HOLDINGS, LLC, a Colorado limited liability company, Its Managing Member

By:	/s/ David Messenger
Name:	David Messenger
Title:	Vice President

Signature Page